Exhibit 5.1

April 18 , 2002

The Board of Directors
Gart Sports Company
1050 W. Hampden Ave.
Englewood, CO 80110

Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed today with the Securities and Exchange Commission by Gart Sports Company, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share, to be issued under the Company’s 1994 Management Equity Plan (the “Plan”).

In connection with this opinion, I have examined such documents, certificates, instruments and other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing, it is my opinion that all of the Shares have been duly authorized, and when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

GART SPORTS COMPANY

By:	/s/ NESA E. HASSANEIN
Nesa E. Hassanein Senior Vice President, General Counsel and Secretary

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